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                                                                      EXHIBIT 12


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
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                                                           Year Ended August 31                                   February 28
                                      -----------------------------------------------------------------    ------------------------
                                         1993           1994         1995         1996           1997          1997          1998
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
                                                                         (Amounts in Thousands)
Earnings:
   Pretax Income (Loss)               $ (36,833)    $  78,766     $ 197,641     $ 155,754     $ 163,772     $  35,917     $  23,142

   Minority Interest in Income
      of Consolidated
      Subsidiary that has
      Fixed Charges                         865           333         9,793         7,604        10,586         1,304           128

   Minority Interest in Loss of
      Consolidated Subsidiary               (37)       (4,855)          -0-          (221)       (1,902)         (908)         (679)

   Equity Interest in Loss
      (Income) (Earnings less
      distributions) of Less-
      than-Fifty Percent
      Owned Investees                     1,007           603          (623)          574          (868)         (170)       (1,084)

   Distributions from Less-
      than-Fifty Percent
      Owned Investees                       -0-           -0-           -0-           -0-             5            20            27

   Total Fixed Charges
      (excluding interest
      capitalized)                       55,361        64,838        68,271        76,658        79,247     $  39,242     $  46,534
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
Total Earnings                        $  20,363     $ 139,685     $ 275,082     $ 240,369     $ 250,840     $  75,405     $  68,068
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
Fixed Charges:
   Interest (including amounts
      capitalized and amortization

      of debt issuance costs)         $  43,966     $  52,297     $  55,497     $  65,361     $  68,099     $  32,805     $  37,758

   Estimated Interest Component
      of Rentals                         13,006        12,898        13,494        12,926        15,127         7,957        10,370
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------

Total Fixed Charges                   $  56,972     $  65,195     $  68,991     $  78,287     $  83,226     $  40,762     $  48,128
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
                                      ----------    ---------     ---------     ---------     ---------     ---------     ---------
Ratio of Earnings to
   Fixed Charges                            0.4           2.1           4.0           3.0           3.0           1.8           1.4

Earnings Inadequate to Cover
   Fixed Charges                      $  36,609
                                      ----------
                                      ----------
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